Exhibit 10.1

TERM LOAN AGREEMENT
Dated as of May 31, 2011
by and among
SOLAR TAX PARTNERS 2, LLC
1115 Orlando Avenue
Roseville, CA 95661-5247
as Borrower
and
EAST WEST BANK
Loan Servicing Department
9300 Flair Drive, 6th Floor
El Monte, CA 91731
as Lender
$4,500,000 Term Loan

SACRAMENTO COUNTY (AEROJET 2) SOLAR PROJECT

Annex1 — Defined Terms
Schedules
Schedule 2.2 — Schedule of Payments
Schedule 3.6 — Litigation and Claims
Schedule 3.8 — Major Project Contracts
Schedule 3.15 — Hazardous Materials
Schedule 3.18 — Collateral Filings
Schedule 3.19 — Permits
Schedule 3.20 — Governmental Approvals
Schedule 3.22 — Sufficiency of Assets
Schedule 3.26 — Affiliate Transactions
Schedule 3.27 — Regulatory Matters
Schedule 5.8 — Insurance
Exhibits
EXHIBIT A — Form of Note

          This TERM LOAN AGREEMENT, dated May 31, 2011 (this “Agreement”), is made and executed by and among SOLAR TAX PARTNERS 2, LLC, a California limited liability company (“Borrower”), and East West Bank (“Lender”).
Recitals
          A. Borrower is the owner of a 2.4 MW solar photovoltaic solar power generating facility (the “Project”) located at Folsom Boulevard and Aerojet Road in Rancho Cordova, California.
          B. Borrower has financed the ownership, operation and maintenance of the facility in part with a loan in the aggregate principal amount of $3,898,560 from Five Star Bank (the “Existing Loan”).
          C. In order to refinance the Existing Loan and finance the ownership, operation and maintenance of the Project, Borrower has requested Lender to extend, and Lender has agreed to extend, on the terms and conditions set forth in this Agreement and the other Loan Documents, a senior secured term loan facility in an aggregate principal amount of $4,500,000.
          D. Borrower has agreed to secure all of the Secured Obligations by granting to Lender a first priority Lien on the Collateral owned by Borrower.
Agreement
          NOW, THEREFORE, Lender is willing to extend the credit described above to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I.
Defined Terms; Rules of Construction
          1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Annex 1 to this Agreement.
          1.2 Rules of Construction. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Loan Documents: (a) the definitions referred to in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined; (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require; (e) except as otherwise expressly provided herein, any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (f) the term “or” is not exclusive unless the context otherwise requires; (g) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (h) any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities; and (i) any reference to any Legal Requirements in any of the Loan Documents shall include all references to such Legal Requirements as amended.
ARTICLE II.
Credit
          2.1 Commitment. Subject to the terms and conditions set forth herein, Lender agrees to make a term loan (the “Term Loan”) to Borrower on the Closing Date in the amount of $4,500,000. Amounts repaid or prepaid in respect of the Term Loan may not be re-borrowed.
          2.2 Repayment of Term Loan.
                    (a) Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of the Term Loan on or prior to the Maturity Date. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from the Term Loan made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. The entries made in the accounts maintained pursuant to the preceding sentence shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Term Loan in accordance with the terms of this Agreement.
                    (b) On each Monthly Payment Date prior to the Maturity Date, commencing on June 1, 2011, Borrower shall repay the principal amount of the Term Loan in the amount set forth in the schedule of payments attached as Schedule 2.2 as well as all accrued and unpaid interest. Principal payments under this Term Loan shall be fixed as provided on Schedule 2.2. Interest on the unpaid principal amount of the Term Loan shall accrue at the Variable Interest Rate as provided in Section 2.6 below. To the extent not previously paid, the Term Loan shall be due and payable on the Maturity Date.
                    (c) Payments set forth in subsections 2.2(a) and (b) above shall be made in accordance with the Depository Agreement.
          2.3 Prepayment of Term Loan.
                    (a) Mandatory Prepayments. Borrower shall (i) cause all funds transferred pursuant to the Depositary Agreement in respect of mandatory prepayments to be applied to the prepayment of Term Loan in accordance with Section 2.4 and (ii) apply all funds disbursed from the Mandatory Prepayment Account (as defined in the Depositary Agreement) pursuant to the Depositary Agreement to the prepayment of Term Loan in accordance with Section 2.4.
                    (b) Prepayments of Term Loan. Borrower may prepay the Term Loan in whole prior to the Maturity Date.
                         Notwithstanding any other provisions of this Section 2.3, Borrower shall consult with Lender prior to making any prepayment when a Financial Contract has been executed between Borrower and Lender in connection with this Term Loan.

          2.4 Application of Payments. Except as otherwise specified herein or in the Depositary Agreement, mandatory prepayments of the Term Loan shall be applied pro rata to scheduled amortization payments of the Term Loan in inverse order of maturity and the Commitment shall be reduced in an amount corresponding to such mandatory prepayment. Scheduled amortization payments shall be applied to the Term Loan in direct order of maturity and voluntary prepayments of the Term Loan shall be applied to then outstanding Loans on a pro rata basis. Neither voluntary nor mandatory prepayments of the Term Loan may be re-borrowed.
          2.5 Fees. On the Closing Date, Borrower agrees to pay to Lender in immediately available funds a loan fee equal to $22,500. The loan fee shall be fully earned on the Closing Date and non-refundable.
          2.6 Interest.
                    (a) Rate. Borrower shall pay interest on the unpaid principal amount of the Term Loan at the Variable Interest Rate subject to the Interest Rate Floor, provided however that the Interest Rate Floor shall not apply if a Financial Contract has been executed between Borrower and Lender in connection with this Term Loan. The interest rate on the Term Loan will not be less than 6.00% per annum (“Interest Rate Floor”). The Variable Interest Rate on this loan is subject to change from time to time based on changes in an independent index which is the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition), rounded to two decimal places, all as determined by Lender (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will inform Borrower of the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 3.250% per annum. Interest on the unpaid principal balance of this loan will be calculated using a rate of 1.250 percentage point over the Index, resulting in an initial rate of 4.500%.
                    (b) Default Interest. If an Event of Default occurs and so long as it is continuing, Borrower shall pay interest on any outstanding principal of and interest on the Term Loan or any outstanding fees or other amounts due and payable by Borrower at a rate equal to 11% per annum.
                    (c) Interest Generally. Accrued interest on the Term Loan shall be payable by Borrower in arrears on each Monthly Payment Date and on the Maturity Date; provided, that (A) interest accrued pursuant to clause (b) of this Section 2.6 shall be payable on demand, and (B) in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          2.7 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining the Term Loan (or of maintaining its obligation to make any such Loan) to Borrower or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise) (except, in each case, for Taxes), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. If Lender determines that any Change in

Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or any of the Term Loan made by Lender to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
          2.8 Taxes. Any and all payments by or on account of any Obligation of Borrower under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any Taxes (other than income or franchise Taxes imposed on or measured by Lender’s net income); provided, that, if by any Governmental Rule any Taxes are required to be deducted or withheld from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to Taxes payable under this Section) Lender or any other recipient receives an amount equal to the sum it would have received had no such deductions and withholdings for Taxes been made, (ii) Borrower shall make such deductions and withholdings and (iii) Borrower shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rules. In addition, Borrower shall timely pay or cause to be paid any and all present or future stamp or documentary Taxes or any other excise, property, intangible or recording Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document to the relevant Governmental Authority in accordance with applicable Governmental Rules. Borrower shall indemnify or cause to be indemnified Lender, within 10 days after written demand therefor, for the full amount of any Taxes paid by Lender or any of its Affiliates on or with respect to any payment by or on account of any Obligation of Borrower under any Loan Document (including Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
          2.9 Payments Generally.
                    (a) Unless otherwise specified, Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees or of amounts payable under Section 2.7, Section 2.8, or otherwise) prior to 12:00 p.m., Pacific time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender to the applicable account designated to Borrower by Lender, except that payments pursuant to Section 2.7, Section 2.8 and Section 8.2 shall be made directly to the Persons entitled thereto, in each case, subject to the terms of the Depositary Agreement. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of the Term Loan or (ii) any other amount due hereunder or under any other Loan Document shall be made in Dollars.
                    (b) If at any time insufficient funds are received by and available to Lender from Borrower to pay fully all amounts of principal, interest and fees then due from Borrower under the Loan Documents, such funds shall be applied (i) first, towards payment of interest and fees then due from Borrower hereunder, and (ii) second, towards payment of principal then due from Borrower hereunder.
ARTICLE III.
Representations and Warranties
          Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of loan proceeds, as of the date of any renewal, extension or modification of the Term Loan, and at all times any Obligations are outstanding:
          3.1 Organization; Equity Interests. Borrower is a limited liability company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of California. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign limited liability company in all states in which the failure to so qualify would have a Material Adverse Effect. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Equity Interests in Borrower have been duly authorized and validly issued. Except as set forth in the Borrower Operating Agreement, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower is a party requiring, and there is no Equity Interest in Borrower outstanding which, upon conversion or exchange, would require the issuance by Borrower of any additional Equity Interests in Borrower or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in Borrower.
          3.2 Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.
          3.3 Authorization. Borrower’s execution, delivery, and performance of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (a) any provision of (i) Borrower’s Organic Documents, or (ii) any agreement or other instrument binding upon Borrower or (b) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.
          3.4 Legal Effect. This Agreement and the other Loan Documents constitute, and any instrument or agreement Borrower is required to give under this Agreement, when delivered, will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.
          3.5 Financial Information. Borrower’s financial statements supplied to Lender (including the pro forma balance sheet of Borrower prepared giving effect to the transactions to occur on the Closing Date) truly and completely disclose Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no any material obligations, contingent or otherwise, except as disclosed in such financial statements and as contemplated in connection with this transaction.
          3.6 Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower or any of its business, property or rights is pending or, to Borrower’s Knowledge, threatened, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed on Schedule 3.6.
          3.7 Disclosure and Projections. All written information (other than the Projections, forward looking statements, budgets, estimates and information of a general economic nature) (the “Information”) concerning Borrower or the Transactions prepared by, or as directed by, Borrower or any of their respective representatives and made available to Lender in connection with the Transactions was true and correct in all material respects, as of the date such Information was furnished to Lender and, as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. As of the Closing Date, the Projections, forward looking statements, budgets, estimates and information of a general economic nature prepared, or as directed by Borrower or any of its representatives and that have been made available to Lender in connection with the Transactions (a) have been prepared in good faith based upon assumptions believed by Borrower to be reasonable as of the Closing Date and (b) as of the Closing Date, have not been modified in any material respect by Borrower. As of the Closing Date, the Base Case Projections and the initial Annual Operating Budget are based on reasonable assumptions, are made in good faith and are consistent with the provisions of the Major Project Contracts.
          3.8 Major Project Contracts. As of the Closing Date, (a) copies of all Major Project Contracts as currently in effect have been delivered to Lender by Borrower, (b) each Major Project Contract entered into as of the date hereof is in full force and effect and, to Borrower’s Knowledge, no material defaults have occurred and are continuing thereunder, and (c) except as has been previously disclosed in writing to Lender, none of the Major Project Contracts entered into as of the date hereof has been amended, modified or terminated. Schedule 3.8 sets forth each Major Project Contract entered into or expected to be entered into before or after the Closing Date.
          3.9 No Material Adverse Effect. As of the Closing Date, since the date of the latest financial statements of Borrower delivered to Lender, there has been no event or occurrence that has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.
          3.10 Federal Reserve and Other Regulations No Brokers. Borrower is not engaged principally in, nor does it have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Federal Reserve Board, including Regulation U or Regulation X. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended. Borrower has no obligation to any Person in respect of any finder’s, broker’s or investment banking fee with respect to the Loan Documents or the Transactions or under any other agreement, document or instrument with any Person, other than fees payable under this Agreement.
          3.11 Taxes.
                    (a) Borrower (i) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in accordance with Section 5.9.
                    (b) As of the Closing Date, (i) no Liens for Taxes (other than Liens for Taxes not yet delinquent) have been filed with respect to the assets of Borrower, (ii) no unresolved claim has been asserted in writing with respect to any Taxes of Borrower, (iii) no waiver or agreement by Borrower is in force for the extension of time for the assessment or payment of any Tax, and (iv) no request for any such extension or waiver is currently pending. As of the Closing Date, there is no pending or, to Borrower’s Knowledge, threatened audit or investigation by any Governmental Authority of Borrower with respect to Taxes.
                    (c) Borrower is not a party to or bound by any Tax sharing arrangement or similar agreement or arrangement (whether or not written) pursuant to which it may have an obligation to make any payments after the Closing Date.
                    (d) Borrower is, and has been since formation, a Pass-Through Entity. Borrower has not ever been subject to entity-level Tax, for federal or applicable state or local income or franchise Tax purposes or for purposes of any foreign income or franchise Tax imposed by any Governmental Authority of or in a jurisdiction in which Borrower has any nexus or other taxable presence. Borrower has not engaged in any “listed transaction” (as defined in Treasury Regulation section 1.6011-4) or made any disclosure under Treasury Regulation section 1.6011-4.
                    (e) Borrower has no nexus or other taxable presence outside the United States, any trade or business or permanent establishment outside the United States or any other connection to a jurisdiction outside the United States that could reasonably be expected to subject it to any requirement to deduct or withhold any Tax with respect to any payment made pursuant to any Loan Document.
          3.12 Compliance with Laws. Except for matters related to Environmental Laws and Hazardous Materials which are addressed in Section 3.15, neither Borrower nor any of its properties or assets is in violation of (nor will the continued operation of its material properties and assets as currently conducted violate) any currently applicable Legal Requirements (including any zoning, building, ordinance, code or approval or any building permit), where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.13 Employee Matters. Borrower has no, nor will Borrower have any, employees.
          3.14 Solvency. Immediately after giving effect to the Transactions to occur on the Closing Date, (a) the fair value of the assets of Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower, (b) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
          3.15 Hazardous Materials. Except as disclosed on Schedule 3.15, (a) during the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, Release or threatened Release of any Hazardous Material by any person acting on behalf of Borrower with respect to the Collateral; and (b) Borrower has no knowledge of, or reason to believe that there has been (i) any breach or violation of any Environmental Law with respect to the Collateral or Borrower, (ii) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Material on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral, or (iii) any actual or threatened litigation or claims of any kind by any person relating to such matters. Upon reasonable notice from Lender, subject to the terms of the Major Project Contracts, Borrower authorizes Lender and its agents to enter upon the Collateral at reasonable times to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender upon reasonable cause shall be at Borrower’ expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other Person. To the extent that any written reports of such tests or inspections are prepared, copies of such written reports shall be delivered to Borrower within a reasonable time after Borrower’s request therefor. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for hazardous waste and Hazardous Materials.
          3.16 Single Purpose; Separateness. Borrower (a) has not conducted any business other than the business contemplated by the Transaction Documents, has no outstanding Indebtedness or other material liabilities other than Indebtedness or other material liabilities pursuant to or allowed by the Transaction Documents and, as of the Closing Date, is not party to or bound by any material contract other than the Transaction Documents to which it is a party; (b) is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture; and (c) has no direct or indirect Subsidiaries. Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity and does not commingle its funds or accounts with those of any other entity which is an Affiliate of Borrower.
          3.17 No Default. No Default or Event of Default has occurred and is continuing which has not been disclosed in writing by Borrower to Lender.
          3.18 Collateral. (a) The Security Documents are effective to create, in favor of Lender, legally valid and enforceable security interests in such right, title and interest Borrower shall from time to time have in all personal property included in the Collateral, and (b) such security interests are subject to no Liens other than Permitted Liens. Except to the extent that possession of portions of the Collateral or any filing or recording is required for perfection, all such action as is necessary has been taken to establish and perfect Lender’s rights in and to the Collateral. As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Schedule 3.18 is necessary to perfect and maintain the perfection of the interest, title or Liens of the Security Documents. Borrower has (y) properly delivered or caused to be delivered to Lender all Collateral that requires perfection of the security interests described above by possession and (z) authorized the filings and recordings by Lender required for the perfection of the security interests described above by filing or recording. Borrower acknowledges and will not contest that it is the intention of the parties that none of the solar panels or inverters that are part of the Project constitutes a real property fixture.
          3.19 Permits.
                    (a) There are no material Permits under existing Legal Requirements that are or will become Necessary Project Permits other than the Permits listed on Schedule 3.19.
                    (b) Each Necessary Project Permit identified on Schedule 3.19 (i) is held by or on behalf of Borrower and is in full force and effect in all material respects, (ii) is not subject to either (A) any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation of such Permit or prevent such Permit from becoming effective or (B) any pending or threatened appeals or other proceedings that, in each case, could reasonably be expected to result in a Material Adverse Effect, and (iii) is not subject to any restriction, condition, limitation or other provision that could reasonably be expected to have a Material Adverse Effect. All applicable statutory appeal periods or waiting periods with respect to such Necessary Project Permits have expired. Borrower is currently in compliance in all material respects with all of the Necessary Project Permits held by it.
                    (c) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority, or by any other Person, or in arbitration now pending or threatened against Borrower alleging any failure to comply with the Necessary Project Permits that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.20 Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the due execution, delivery and performance by Borrower of the Loan Documents to which it is a party, (b) the consummation of the Transactions by Borrower or (c) the grant by Borrower of the Liens granted by it under the Security Documents, or the validity, perfection and enforceability thereof or for the exercise by Lender or Borrower, as applicable, of its rights and remedies thereunder, except (i) the filing of UCC financing statements, (ii) such as have been made or obtained and are in full force and effect, (iii) any Permits that are not yet Necessary Project Permits and (iv) as set forth on Schedule 3.20.
          3.21 Title to Properties and Assets.
                    (a) Borrower has a good and valid easement over all Site Property applicable to the Project, and such interest is sufficient to conduct the business of the Project as currently conducted and as contemplated to be conducted. Borrower has good and valid title to, or valid leasehold, easement, or license interests in, all of its other material properties and assets (including all Real Property), subject only to Permitted Liens. As of the Closing Date, no portion of the Site Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition to the extent required by this Agreement and the Depositary Agreement.
                    (b) Borrower has not received any notice of, nor does Borrower have any Knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of the Site Property or any sale or disposition thereof in lieu of condemnation.
                    (c) Borrower is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Site Property or any interest therein.
                    (d) Borrower has lawful rights of use and access to all Real Property necessary to conduct its businesses substantially as presently conducted (or as to be conducted), subject only to Permitted Liens.
                    (e) As of the Closing Date, no Major Project Contract Counterparty under any Site Agreement has a mortgage or deed of trust Lien against such Major Project Contract Counterparty’s interest in its Site Property.
          3.22 Sufficiency of Assets. Other than (a) services, materials, real property interests and other rights that can be reasonably expected to be commercially available when and as required, (b) the Major Project Contracts, Permits set forth on Schedule 3.19 and governmental approvals set forth on Schedule 3.20, and (b) services, materials, real property interests and other rights set forth on Schedule 3.21, the services to be performed, materials, real property interests, easements and other property and rights owned by or otherwise granted to Borrower comprise all of the material property interests necessary to secure any right material to the development, construction, operation and maintenance of the Project in accordance with all Legal Requirements, and are sufficient to enable the Project to be located on its site.
          3.23 Utility Services. All utility services necessary for the operation of the Project for its intended purposes, are available at the Project’s site as and when required upon commercially reasonable terms.
          3.24 Intellectual Property. Borrower owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other rights which are necessary for the ownership and operation of the Project in accordance with the Transaction Documents, in each case, as to which the failure of Borrower to so own or have the right to use could reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, no material product, process, method, substance, part or other material presently contemplated to be sold or employed by Borrower in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or other right owned by any other Person.
          3.25 Flood Zones. No portion of the Collateral is located or will be located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          3.26 Affiliate Transactions. Other than the transactions listed on Schedule 3.26, (a) there is no agreement or arrangement between (i) on the one hand, Borrower, and (ii) on the other hand, any Affiliate of Borrower, director or employee of Borrower or any member of his or her immediate family, (b) no shareholder, director, officer or employee of Borrower or any member of his or her immediate family is indebted to Borrower, and (c) to Borrower’s Knowledge, no shareholder, director, officer or employee of Borrower has any direct or indirect ownership interest in any supplier, customer or competitor of Borrower, other than non-controlling interests in the stock of publicly traded companies.
          3.27 Regulatory Matters. (a) The Project is a QF and shall maintain such status. (b) The Project is an “independent solar energy producer” within the meaning of Section 2868 of the California Public Utilities Code. (c) Borrower is not subject to, or is otherwise exempt from, regulation (i) by FERC under the Federal Power Act with respect to rates, financial matters or corporate organization or (ii) except as set forth on Schedule 3.27, under any state law or regulation respecting the rates of electric utilities or the financial and organizational regulation of electric utilities. (d) Neither Lender nor any of its “affiliates” (as defined in PUHCA and applicable FERC regulations), solely by virtue of the execution, delivery and performance of or the consummation of the transactions contemplated by Loan Documents, shall be or become subject to, or not exempt from, regulation under PUHCA, the Federal Power Act or any Legal Requirement with respect to the regulation under any state law or regulation respecting the rates of electric utilities or the financial and organizational regulation of electric utilities; provided, that this subsection does not apply in the case of any exercise of remedies under the Loan Documents that results in the direct or indirect ownership of a Project by Lender or any of its “affiliates” (as defined in PUHCA and applicable FERC regulations).
          3.28 Anti-Terrorism Laws; Foreign Corrupt Practices Act. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Laws. The use of the proceeds of the Term Loan by Borrower will not violate any Anti-Terrorism Laws. No part of the proceeds from the Term Loan hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          3.29 Cash Grant. Borrower has filed the Cash Grant Application for a Cash Grant in the amount of $3,346,338. Borrower has received the Cash Grant in the amount of $3,346,338. To the extent such ownership would trigger a Recapture Event for the Project, neither Borrower, nor any direct or indirect owner thereof, is a Disqualified Person.
ARTICLE IV.
Conditions to Closing
          4.1 Closing Conditions. The occurrence of the Closing Date is subject to the satisfaction of the following conditions, in each case, as applicable:
                    (a) Governing Documents. Lender shall have received:

                              (i) a copy of the certificate of formation or other formation documents, including all amendments thereto, of Borrower and Managing Member, certified as of a recent date by the Secretary of State of the state of such Person’s organization, and a certificate as to the good standing of such Person as of a recent date from such Secretary of State;
                              (ii) a certificate of a Responsible Officer of Borrower and Managing Member, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement, by-laws or other governing document of such Person (which shall be in form and substance reasonably satisfactory to Lender), as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the execution, delivery and performance of the Transaction Documents to which such Person is a party, the borrowings and guarantees hereunder and the granting of the Liens contemplated to be granted by Borrower under the Security Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Responsible Officer, threatening the existence of such Person;
                              (iii) a certificate of another Responsible Officer of the Borrower and Managing Member as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above; and
                              (iv) such other documents with respect to Borrower or Managing Member as Lender may reasonably request.
                    (b) Loan Documents. Lender shall have received duly authorized and executed originals of this Agreement and each other Loan Document, including a duly executed promissory note in the form of Exhibit A, in each case, in form and substance satisfactory to Lender.
                    (c) Legal Opinions. Lender shall have received written opinions from counsel for Borrower, and Managing Member, (i) in form and substance reasonably satisfactory to Lender and its counsel, (ii) dated the Closing Date, (iii) addressed to Lender and (iv) covering such matters relating to the Transaction Documents and the Project as Lender shall reasonably request and which are customary for transactions of the type contemplated by the Transaction Documents.
                    (d) Personal Property Collateral; Filings and Recordings.
                              (i) Lender shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject only to Permitted Liens).
                              (ii) Lender shall have received: (A) appropriately completed UCC financing statements (Form UCC-1), naming Borrower as debtor and Lender as secured party, in form appropriate for filing as may be necessary to perfect the security interests purported to be created by the Security Documents covering the applicable Collateral; and (B) certified copies of requests for information or copies, or equivalent reports, listing all effective financing statements that name Borrower as debtor and that are filed in the applicable jurisdictions, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens).
                    (e) Major Project Contracts. Lender shall have received fully executed copies of each Major Project Contract entered into as of the Closing Date, in each case, in form and substance reasonably satisfactory to Lender, which Major Project Contracts shall be in full force and effect and enforceable against each party thereto as of the Closing Date.
                    (f) Insurance. Insurance complying with Schedule 5.8 shall be in full force and effect and Lender shall have received a certificate from Borrower’s insurance broker(s), dated as of the Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid.
                    (g) Independent Engineer Report. Lender shall have received the Independent Engineer Report, together with a certificate of the Independent Engineer, in each case, in form and substance satisfactory to Lender.
                    (h) Payment of Transaction Costs; Funds Flow Memorandum. Borrower shall pay, out of the proceeds of the Term Loan, all closing costs and fees due on the Closing Date in accordance with the Funds Flow Memorandum, which shall be delivered, and shall be in form and substance reasonably satisfactory, to Lender.
                    (i) Financial Statements. Lender shall have received a correct and complete copy of the pro forma balance sheet of Borrower.
                    (j) Base Case Projections. Lender shall have received the Base Case Projections, which shall be in form and substance reasonably satisfactory to Lender.
                    (k) Real Property. (i) Borrower shall own all Real Property rights required for the operation and maintenance of the Project (including access thereto) as of the Closing Date, free and clear of all Liens (other than Permitted Liens) in a manner consistent with the Base Case Projections, as certified by a Responsible Officer of Borrower. (ii) Lender shall have received evidence satisfactory to Lender that (A) the Real Property on which the Project shall be located is free of liens to which the Collateral could become subject and (B) it is the intent of all Major Project Contract Counterparties to the Site Agreements that the solar panels, platforms, improvements and other components constituting the Project are not fixtures. (iii) Lender shall have received a copy of the Project’s Site Agreement, fully executed. (iv) Lender shall have received a security interest in the Easement, in a form of a Deed of Trust satisfactory to Lender, and delivered by Borrower to Lender, granting a lien on Borrower’s Real Property rights to Lender (or a trustee for the benefit of Lender) as additional security for this Term Loan.
                    (l) Necessary Project Permits. Lender shall have received a copy of each Necessary Project Permit, and each such Necessary Project Permit shall be in full force and effect.
                    (m) Establishment of Accounts. Each of the Project Accounts (as defined in the Depositary Agreement) described in the Depositary Agreement shall have been established with Lender in accordance with the Depositary Agreement.
                    (n) Instructions Regarding Lockbox. Lender shall have received evidence that SMUD and Site Host have been instructed to send all payments with respect to the PBI Agreement and the PPA, respectively, to the applicable lockbox held with Lender, as provided in the Depositary Agreement.
                    (o) U.S.A. Patriot Act. Lender shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” laws and Anti-Terrorism Laws, including the U.S.A. Patriot Act.
                    (p) Existing Loan. Borrower shall have prepaid in full the principal amount of the Existing Loan outstanding, plus all accrued interest due and owing through the Closing Date and all other obligations of Borrower due and owing through such date to the lender under the documents evidencing or securing the Existing Loan.
                    (q) Placed in Service Date; No Liens. Lender shall have received evidence satisfactory to Lender that the Placed in Service Date shall have occurred with respect to the Project, Borrower shall have paid Contractor all amounts due Contractor in connection with the construction of the Project or that Borrower shall have been fully released from liability for such amounts, and there shall not have been filed with or served upon Borrower or the Project (or any part thereof) notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released, other than Permitted Liens.
                    (r) Permits. Borrower shall have duly obtained or been assigned and there shall be in full force and effect in the name of Borrower, and not subject to any current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation of, and all applicable appeal periods shall have expired with respect to, all Necessary Project Permits. Such Necessary Project Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to have a Material Adverse Effect or a Project Material Adverse Effect. With respect to any of the Permits not yet obtained, no facts or circumstances shall exist which indicate that any such Permit will not be timely obtainable without material difficulty, delay or expense prior to the time that such Permit becomes a Necessary Project Permit. Borrower shall have caused to be filed with FERC a self-certification of QF status with respect to the Project, and such self-certification of QF status shall be in full force and effect, and the Project shall be a QF.
                    (s) Funding of Debt Service Reserve Account. The Debt Service Reserve Account shall have been funded to an amount equal to or greater than the Required Debt Service Reserve Amount (as defined in the Depositary Agreement).
                    (t) Representations and Warranties. The representations and warranties (i) set forth in Article III and made by Borrower in each other Loan Document, shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
                    (u) No Event of Default or Default. At the time of and immediately after the Closing Date, no Event of Default or Default shall have occurred and be continuing.
                    (v) No Project Material Adverse Effect. At the time of and immediately after the Closing Date, there shall have been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Project Material Adverse Effect.
                    (w) Easement. The Site Agreement shall be in full force and effect, the Site Agreement shall have been amended, as may be reasonably required by Lender, and Lender shall have received a copy of the executed Site Agreement, as so amended.
                    (x) Consents and Agreements of Major Project Contract Counterparties. Borrower shall have obtained consents, assignments and agreements of the Major Project Contract Counterparties, in form and substance satisfactory to Lender in its sole discretion, consenting to the Transactions (including the granting of the Liens pursuant to the Security Documents), granting notice and cure rights to Lender under the Major Project Contracts, and containing such other provisions as Lender may require.

                    (y) Access to Site Property. Lender shall have been granted access by Borrower to the Site Property, or shall have received such other guaranty of access to the Site Property as may be satisfactory to Lender in its sole discretion.
ARTICLE V.
Affirmative Covenants
          Borrower covenants and agrees with Lender that, from the Closing Date through the Discharge Date:
          5.1 Use of Proceeds. Borrower shall apply or cause to be applied (a) the proceeds of the Term Loan solely to repay the outstanding amounts under the Existing Loan, and (b) all Project Revenues, Insurance Proceeds, Condemnation Proceeds, and Project Damages, in each case, in accordance with the Depositary Agreement.
          5.2 Warranty of Title. Borrower shall maintain good and valid title to all of Borrower’s properties and assets (that are individually or in the aggregate material), subject only to Permitted Liens, in each case, other than those properties and assets disposed of in accordance with the Loan Documents.
          5.3 Notices. Borrower shall promptly inform Lender in writing of (a) all material changes in Borrower’s financial condition, (b) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could materially affect the financial condition of Borrower, (c) any revocation, modification, failure to renew or the like of any Necessary Project Permit or the imposition of additional material conditions thereto, (d) any Default or Event of Default or any breach or default under any Major Project Contract, (e) any casualty, damage or loss to the Project, whether or not insured, (e) any early cancellation or material change in the terms, coverage or amounts of any insurance policies, (f) any termination or material amendment of any Major Project Contract, any material event of force majeure asserted under any Major Project Contract, (g) any condemnation, taking or seizure by a Governmental Authority with respect to the Project or the Site Property, (h) any noncompliance with Environmental Laws, (i) any change that could reasonably be expected to increase O&M Costs for the Project in excess of 5% per year, (j) any failure of a Material Warranty, or (k) any Material Adverse Effect.
          5.4 Financial Statements; Financial Records.
                    (a) Financial Statements. Borrower shall deliver or cause to be delivered to Lender the following:
                              (i) Interim Statements. On a bi-annual basis, as soon as available, but in no event later than 30 days after the period ending June 30th and the period ending December 31st, Borrower shall provide Lender with balance sheet, income and expense statements, reconciliation of net worth and statement of cash flows, with notes thereto for the period ended, prepared by Borrower and in form reasonably satisfactory to Lender.
                              (ii) Annual Statements. As soon as available, but in no event later than 90 days after the end of each fiscal year, Borrower shall provide Lender with Borrower’s balance sheet, income and expense statements, reconciliation of net worth and statement of cash flows, with notes thereto for the year ended, prepared by Borrower and in form reasonably satisfactory to Lender.
                    (b) Books and Records; GAAP. Borrower shall maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times. All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.
          5.5 Annual Budgets; Annual Operating Reports; Compliance Certificates.
                    (a) On or before the date that is 60 days prior to the end of any fiscal year of Borrower, Borrower shall deliver to Lender copies of an operating plan and budget for such year (or, in the case of the initial Annual Operating Budget, the period from the Closing Date to December 31, 2011) with respect to the operation and maintenance of the Project, detailed by month, of anticipated revenues, such budget to include debt service, maintenance, repair and operation expenses under the relevant operation and maintenance contracts with respect to each such Project (including reasonable allowance for contingencies), reimbursable management expenses and fees, reserves and all projected O&M Costs for the Project for the period, to the conclusion of the subsequent full fiscal year thereafter, and for the corresponding periods with respect to each subsequent annual operating budget (each, an “Annual Operating Budget”), in customary form. No Annual Operating Budget shall be adopted or implemented without the prior written consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned).
                    (b) Borrower shall deliver to Lender, within 30 days after the end of each fiscal quarter, a report with respect to such fiscal quarter, summarizing, with respect to the Project as of such fiscal quarter-end, (i) any Project Contract entered into or terminated during such fiscal quarter (whether by expiration in accordance with its terms or otherwise), (ii) revenue and operating data, (iii) the actual level of production and operating hours of the Project and other operating and performance data and (iv) the O&M Costs and the Capital Expenditures incurred during such fiscal quarter with a comparison to budgeted amounts for such costs.
          5.6 Maintenance of Existence; Properties; Inspections.
                    (a) Except as otherwise expressly permitted under this Agreement, Borrower shall (i) maintain and preserve (A) its existence as a California limited liability company and (B) all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (ii) engage only in the businesses permitted under Section 6.5.
                    (b) Borrower shall (i) perform and observe its obligations under the Project Contracts to which Borrower is a party, and the applicable Necessary Project Permits in Borrower’s name and (ii) preserve, protect and defend its rights, under such Project Contracts, and Necessary Project Permits, including prosecution of suits to enforce any right of Borrower thereunder and enforcement of any claims with respect thereto, except where failure to do so could not reasonably be expected to have a Material Adverse Effect or a Project Material Adverse Effect.
                    (c) Borrower shall permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan (subject to the terms of the Major Project Contracts) and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of such books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’ expense.

          5.7 Separate Existence. Borrower shall (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of Borrower, (b) not commingle its funds or assets with those of any other entity which is an Affiliate of Borrower, (c) file its own Tax returns as may be required under applicable Governmental Rules and pay any Taxes required to be paid under applicable Governmental Rules, (d) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity and (e) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve Borrower’s actions, which meetings will be separate from those of other entities.
          5.8 Insurance.
                    (a) Borrower shall maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may require with respect to Borrower’ properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender, as further set forth on Schedule 5.8 and apply any insurance proceeds received in accordance with the Depositary Agreement. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least 30 days’ (or 10 days’ in the event of a failure to pay premiums) prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other Person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Term Loan, Borrower will provide Lender with such lender’s loss payable or other endorsements as Lender may require.
                    (b) Borrower shall furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the properties insured; (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (vi) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.
          5.9 Taxes, Charges and Liens. Borrower shall pay and discharge when due all of its indebtedness and obligations (and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project), including without limitation all Taxes of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon Borrower’s properties, income, or profits; provided however, that Borrower will not be required to pay and discharge any such Tax so long as (i) the legality of the same shall be contested in good faith by appropriate proceedings, and (ii) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested Tax in accordance with GAAP. Borrower is and shall remain a Pass-Through Entity. No Loan Party shall have any nexus or other taxable presence outside the United States, any trade or business or permanent establishment outside the United States or any other connection to a jurisdiction outside the United States that could reasonably be expected to subject it to any requirement to deduct or withhold any Tax with respect to any payment made pursuant to any Loan Document.
          5.10 Performance; Major Project Contracts. Borrower shall perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement and the other Loan Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall (i) comply in all material respects with Borrower’s obligations under the Major Project Contracts to which it is a party and (ii) enforce all of Borrower’s rights and remedies under the Major Project Contracts.
          5.11 Operations.
                    (a) Borrower shall (i) keep, operate and maintain the Project, or cause the same to be kept, in good operating condition consistent in all material respects with the Loan Documents, all applicable Project Contracts and Necessary Project Permits, Prudent Industry Practices, the then-current Annual Operating Budget and Legal Requirements, and make or cause to be made all repairs (ordinary wear and tear excepted) necessary to keep the Project in such condition.
                    (b) Borrower shall maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; and conduct its business affairs in a reasonable and prudent manner.
          5.12 Compliance with Governmental Requirements; Necessary Project Permits. Borrower shall comply with all Legal Requirements, now or hereafter in effect, of all Governmental Authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including, without limitation, obtaining, maintaining and complying with all Necessary Project Permits in Borrower’s name. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s sole opinion, Lender’s interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.
          5.13 Environmental Compliance and Reports; Environmental Studies.
                    (a) Borrower shall comply in all material respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within 30 days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.
                    (b) Borrower shall promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testings, to the extent permitted by law, as may be reasonably requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as a Hazardous Material under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.
          5.14 U.S.A. Patriot Act. Borrower shall provide Lender with all information regarding Borrower, to the extent requested, required by Lender to comply with applicable “know your customer” laws and Anti-Terrorism Laws, including the U.S.A. Patriot Act.
          5.15 Additional Assurances. Borrower shall make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Term Loan and to perfect all Liens and shall furnish such additional information and statements, as Lender may request from time to time.
ARTICLE VI.
Negative Covenants
          Borrower covenants and agrees with Lender that from the Closing Date through the Discharge Date, Borrower shall abide by the following negative covenants:
          6.1 Indebtedness and Contingent Liabilities. Borrower shall not incur, create, assume or permit to exist any Indebtedness, including, but not limited to, as surety, guarantor or accommodation endorser for the obligation of any other Person, other than Permitted Debt.
          6.2 Liens. Borrower shall not create, assume or permit to exist any Lien on or with respect to the Collateral other than Permitted Liens or (b) any Lien on Borrower’s Equity Interests other than the Liens granted under the Loan Documents.
          6.3 Restricted Payments. Borrower shall not make any payments which are Restricted Payments, other than as permitted in the Depositary Agreement.
          6.4 Sale of Assets. Other than pursuant to the terms of the Site Agreement, Borrower shall not sell, lease, transfer of otherwise dispose of any of its assets or properties, other than (a) the sale of Power or Environmental Attributes (but solely to the extent that such Environmental Attributes are not necessary for the operation of the Project in accordance with Prudent Industry Practices, Governmental Rules and the terms of any Project Contract); or (b) sales or dispositions of materials and equipment that are worn out, obsolete or no longer useful.
          6.5 Business Activities. Borrower shall not engage in activities other than (a) the ownership, development, construction, operation, financing and leasing of the Project and any activities incidental to the foregoing, (b) the other activities contemplated by the Transaction Documents, and (c) activities incidental to the foregoing. Borrower shall not (y) create, form or acquire any subsidiary or (z) enter into any partnership or joint venture.

          6.6 No Liquidation, Merger or Consolidation. Other than pursuant to the terms of the Site Agreement, Borrower shall not liquidate, wind-up or dissolve, or sell, lease or otherwise transfer or dispose of all or substantially all of its property, assets or business or combine, merge or consolidate with or into any other entity, or change its legal form, or make any election to be treated as other than a Pass-Through Entity or implement any material acquisition or purchase of assets consisting of a business or line of business from any Person, or change the nature of its business.
          6.7 Lease Transactions. Borrower shall not enter into any transaction for the lease of any assets, whether operating leases, capital leases or otherwise, other than any lease constituting Permitted Debt.
          6.8 Investments. Borrower shall not make any investment of funds (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than (a) Permitted Investments of funds in Borrower Accounts in accordance with the Depositary Agreement and (b) Capital Expenditures permitted under Section 6.18.
          6.9 Transactions with Affiliates. Borrower shall not directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate, other than (a) transactions pursuant to and in connection with the Major Project Contracts, (b) transactions in the ordinary course of business of Borrower on terms no less favorable to Borrower than those which would be included in an arm’s-length transaction with a non-Affiliate and disclosed to Lender in writing, and (c) the payment of Restricted Payments expressly permitted under Section 6.3.
          6.10 Regulations. Borrower shall not directly or indirectly apply any part of the proceeds of the Term Loan or other extensions of credit hereunder or other revenues to the purchasing or carrying of any Margin Stock.
          6.11 Fiscal Year, Name, Location and EIN. Borrower shall not change (a) Borrower’s fiscal year, name or federal employer identification number without Lender’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) or (b) the location of Borrower’s principal place of business without 30 days prior written notice to Lender.
          6.12 Accounts. Borrower shall not maintain any accounts other than the Borrower Accounts.
          6.13 Hazardous Materials. Borrower shall not treat, store, use or Release any Hazardous Material in, on or at any of the properties or facilities owned or leased by Borrower (except for inventories of substances that are used or are to be used in the ordinary course of business of Borrower (which inventories have been stored and used and wastes disposed of in material compliance with all applicable Permits and Environmental Laws)), except as could not reasonably be expected to expose Lender or Borrower to material liability. In the event of any such Release, Borrower shall conduct and complete any investigation, study, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and remediate all Hazardous Material Released at, on, in, under or from the Project or applicable Real Property, to the extent required by and in accordance in all material respects with the requirements of all Environmental Laws.
          6.14 Hedging Agreements. Borrower shall not enter into or become a party to any Hedging Agreement.
          6.15 Amendments to and Termination of Certain Documents. Borrower shall not:
                    (a) cancel or terminate any Major Project Contract to which Borrower is a party or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Major Project Contract to which Borrower is a party or give any consent, waiver or approval thereunder (other than any amendments, modifications, consents, waivers or approvals of an administrative nature or otherwise immaterial), waive any material default under or material breach of any Major Project Contract to which Borrower is a party, or agree in any manner to any other amendment, modification or change of any term or condition of any Major Project Contract to which Borrower is a party; provided, that: (i) the extension of the term of a Major Project Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to Borrower, taken as a whole), taken as a whole, shall be deemed to not violate this Section 6.15; and (ii) no such cancellation, termination, waiver, approval or consent of or under a Major Project Contract shall constitute a Default or an Event of Default if Borrower enters into a Replacement Major Project Contract within 30 days thereafter; or
                    (b) permit the amendment, supplement, modification or waiver of any provision of the Organic Documents of Borrower in any material respect.
          6.16 Additional Major Project Contracts. Without the written consent of Lender, Borrower shall not enter into, become a party to, or become liable under any Additional Major Project Contract (with any series of related Major Project Contracts or other Project Contracts entered into as part of a single transaction or series of related transactions to be considered as one Additional Major Project Contract for purposes of this Section 6.16).
          6.17 O&M Contract.
                    (a) Borrower shall not amend the O&M Contract unless Lender shall have provided prior written consent thereto (which consent shall not be unreasonably withheld, delayed or conditioned).
                    (b) Borrower shall not consent, without Lender’s prior written approval (which approval shall not be unreasonably withheld, delayed or conditioned), to any settlement or waiver by the Contractor of any claim, proceeding, warranty, damages or guaranty which could reasonably be expected to materially adversely affect the rights or interests of Borrower.
          6.18 Capital Expenditures; Expansion. Borrower shall not make any Capital Expenditures other than any (a) Capital Expenditures to the extent paid solely with the proceeds of Voluntary Equity Contributions or the proceeds distributed pursuant to the Depositary Agreement, (b) Necessary Capital Expenditures and (c) Capital Expenditures set forth in the applicable Annual Operating Budget, not in excess by more than 105% of the amounts set forth in such Annual Operating Budget for Capital Expenditures. Borrower shall not expand, repower or otherwise increase the capacity of the Project beyond the levels generally contemplated by the Base Case Projections, or undertake any activities in furtherance thereof, enter into any contract, commitment or other binding arrangement in respect thereof, apply for, modify or seek modification of any Permit with respect thereto, or expend any money in furtherance of any of the foregoing, in each case, without the written consent of Lender (which consent shall not be unreasonably withheld, delayed or conditioned).
          6.19 No Recapture Event. Borrower shall not take any action or fail to take an action that would cause any Cash Grant to be subject to a Recapture Event, including the issuance, sale, assignment or transfer of any direct or indirect Equity Interest in Borrower to any Disqualified Person.
          6.20 Tax Credits. Unless (a) Lender shall have consented in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and (b) there shall be no material adverse effect on the interests of Lender in respect of the Transactions resulting therefrom or reasonably expected to result therefrom, Borrower shall not claim, or permit or cause to be claimed, any federal tax credit (including under Section 45 or Section 48 of the Code) (the “Tax Credits”) with respect to any portion of the Project constituting qualifying energy property for purposes of the Cash Grant or any property described in the Cash Grant Application.
          6.21 Energy Regulatory Status. Without the consent of Lender, the Project shall retain status as a QF so long as necessary to be eligible for the exemptions from regulation available to QFs and the owners of QFs under PUHCA and the FPA.
ARTICLE VII.
Events of Default
          7.1 Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
                    (a) Misrepresentations. Any representation or warranty made or deemed made by Borrower in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other document furnished by or on behalf of Borrower in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Borrower.
                    (b) Principal Payment Default. Default shall be made in the payment of any principal of the Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof.
                    (c) Interest and Fee Payment Default. Default shall be made in the payment of any interest on the Term Loan or in the payment of any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due.
                    (d) Immediate Covenant Default. Default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 5.1 (Use of Proceeds), Section 5.3(d) (Notices — Defaults and Events of Default), Section 5.4(a) (Financial Statements), Section 5.6(a) (Maintenance of Existence), Section 5.8 (Insurance), Section 5.14 (U.S.A. Patriot Act); and Article VI (Negative Covenants).

                    (e) Covenant Defaults with Cure. Default shall be made in the due observance or performance by Borrower of any other covenant, condition or agreement under the Loan Documents (other than those listed in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from Lender to Borrower; provided, that, if (1) such breach or default cannot be cured within such 30-day period (or such lesser period of time, as the case may be), (2) such breach or default is reasonably susceptible of cure within 90 days after such breach or default, (3) Borrower is proceeding with its best efforts to cure such breach or default, and (4) Lender shall have received a certificate of a Responsible Officer of Borrower to the effect of clauses (1), (2), and (3) above and stating what action Borrower is taking to cure such breach or default, then such 30-day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower diligently to cure such breach or default.
                    (f) Non-Payment; Cross-Acceleration. (i) A default shall occur in the payment when due and all applicable grace periods shall have expired, whether by acceleration or otherwise, of any Indebtedness (other than the Term Loan) of Borrower in an aggregate principal amount or agreement value exceeding $50,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or terminate such Indebtedness.
                    (g) Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, or of a substantial part of the property or assets of Borrower, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower for a substantial part of the property or assets of Borrower, or (iii) the winding-up or liquidation of Borrower, and, in each case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.
                    (h) Voluntary Bankruptcy. Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of the property or assets of Borrower, respectively, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due.
                    (i) Judgments. One or more judgments or orders for the payment of money in excess of $50,000 (inclusive of any judgment in favor of the United States Treasury Department arising from the occurrence of a Recapture Event but exclusive of judgment amounts covered by insurance) shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall have continued for a period of 60 consecutive days without a stay of enforcement or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect with respect to Borrower, as applicable.
                    (j) ERISA. One or more ERISA Events shall have occurred that, individually or in the aggregate, could reasonably be expected to result in liability to Borrower or its ERISA Affiliates in excess of $50,000.
                    (k) Loan Documents. (i) Any Loan Document shall cease to be in full force and effect or shall be declared void by a Governmental Authority, or any party thereto (other than Lender) shall claim such unenforceability or invalidity or (ii) any security interest in the Collateral purported to be created by any Security Document shall fail or cease to be, or shall be asserted in writing by Borrower not to be, a valid and perfected security interest (having the priority required by this Agreement and the relevant Security Document) in the securities, assets or properties covered thereby.
                    (l) Loss of QF Status. The Project shall cease to be a QF and such event has, or could reasonably be expected to have, a Material Adverse Effect.
                    (m) Abandonment of Projects; Loss Events. (i) The operation of the Project shall have been abandoned for a period of at least 30 consecutive days (provided, that suspension of the operation of a Project resulting from (1) scheduled maintenance of a Project, (2) repairs to a Project, whether or not scheduled or (3) a forced outage or scheduled outage of a Project shall not constitute abandonment of a Project so long as Borrower is diligently attempting to end such suspension) or (ii) any material portion of Borrower’s property is damaged, seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment of the Obligations in accordance with the Depositary Agreement and to allow Borrower to continue satisfying its obligations hereunder and under the other Transaction Documents, after giving effect to any Voluntary Equity Contributions made by or on behalf of Borrower after the Closing Date and applied to such replacement and/or prepayment and applicable insurance coverage for such event.
                    (n) Major Project Contracts.
                              (i) Borrower Breach. Borrower shall be in material breach of, or in material default under, a Major Project Contract and such breach or default shall continue unremedied for the lesser of (A) a period of 30 days from the time Borrower obtains Knowledge of such breach or default and (B) such period of time under such Major Project Contract which Borrower has available to it in which to remedy such breach or default; provided, that, if (1) such breach or default cannot be cured within such 30-day period (or such lesser period of time, as the case may be), (2) such breach or default is reasonably susceptible of cure within 90 days after such breach or default, (3) Borrower is proceeding with diligence and in good faith to cure such breach or default, (4) the existence of such breach or default has not had and could not, after considering the nature of the cure, be reasonably expected to give rise to termination by any counterparty to such Major Project Contract or to otherwise have a Material Adverse Effect or a Project Material Adverse Effect with respect to the Project and (5) Lender shall have received a certificate of a Responsible Officer of Borrower to the effect of clauses (1), (2), (3) and (4) above and stating what action Borrower is taking to cure such breach or default, then such 30-day cure period (or such lesser period of time, as the case may be) shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for Borrower diligently to cure such breach or default.
                              (ii) Third Party Breach. Any Person other than Borrower shall be in material breach of, or in material default under, a Major Project Contract and such breach or default shall continue unremedied for a period of 30 days from the time Borrower obtains Knowledge of such breach or default; provided, that, if (A) such breach or default cannot be cured within such 30-day period, (B) such breach or default is reasonably susceptible of cure within 90 days or Borrower can reasonably enter into a Replacement Major Contract within 90 days, (C) the breaching Person is proceeding with diligence and in good faith to cure such breach or default, and (D) the existence of such breach or default has not had and could not, after considering the nature of the cure, be reasonably expected to result in a Material Adverse Effect, then such 30-day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for such breaching Person diligently to cure such breach or default or for Borrower to enter into a Replacement Major Contract.
                              (iii) Termination. (A) Any Major Project Contract shall terminate or shall be declared null and void (other than any termination (1) upon fulfillment of such party’s obligations thereunder, (2) upon the scheduled expiration of the term of such Major Project Contract or (3) permitted under Section 6.15(a)), or (B) any provision in any Major Project Contract shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than any such failure to be valid and binding which could not reasonably be expected to have a Material Adverse Effect and except, in the case of either of clause (A) or (B) above, to the extent that Borrower enters into a Replacement Major Project Contract in accordance with Section 6.15(a).
                    (o) Change of Control. A Change of Control shall have occurred and be continuing.
                    (p) Recapture Liabilities. Any Recapture Liabilities shall have been assessed against Borrower or otherwise in respect of the Project, and Borrower shall have failed to pay, or cause to be paid, such Recapture Liabilities or other amounts in full on or prior to the deadline for payment thereof (as set forth in any notice or demand of the United States Treasury Department, if applicable), unless such Recapture Liabilities are being contested in good faith (without payment and a claim for a refund unless funded by a Person other than Borrower in a manner reasonably acceptable to Lender) by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP.
          7.2 Remedies; Application of Proceeds.
                    (a) Upon the occurrence and during the continuation of an Event of Default and at any time thereafter during the continuation of such Event of Default Lender shall, by notice to Borrower, take any or all of the following actions, at the same or different times:
                              (i) terminate forthwith the Commitment;
                              (ii) declare the Term Loan then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding;
                              (iii) exercise the rights and remedies under the Security Documents;
                              (iv) without any obligation to do so, make disbursements of the Term Loan to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Project Contracts (provided that access to the Project is pursuant to the Site Agreement) as Lender, in its sole discretion, may consider necessary or appropriate, whether to preserve and protect the Collateral or Lender’s interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the rate provided in the second sentence of Section 2.6, shall be repaid by Borrower to Lender on demand and shall be secured by the Loan Documents;
                              (v) exercise all other rights and remedies available to a secured creditor under the UCC and other applicable Governmental Rules; provided, that, notwithstanding anything contained herein or in any other Loan Document to the contrary, in the case of (A) any event with respect to Borrower described in paragraph (g) or (h) of Section 7.1 or (B) any event described in paragraph (k) of Section 7.1, the Commitment shall automatically terminate, the principal of the Term Loan then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower;
                              (vi) without any obligation to do so, to take any and all action and to render any performance or cause any performance to be rendered under any Project Contracts and to otherwise continue the operations of the Project as Lender in its sole discretion may consider necessary or appropriate, in which case Borrower shall provide unfettered access to the Project to permit Lender from taking such action as Lender in its sole discretion may consider necessary or appropriate to continue the operations of the Project.

                    (b) Upon the occurrence and during the continuance of an Event of Default, all “proceeds” (as defined in the UCC) (net of the costs and expenses reasonably incurred in connection with the realization of the Collateral and any taxes, assessments or permitted prior Liens with respect to the Collateral) received by Lender under this Agreement shall be applied in the following order:
                              (i) First, to reimburse Lender for all fees, expenses and indemnities and other amounts payable to Lender in accordance with this Agreement and the other Loan Documents;
                              (ii) Second, to the payment of that portion of the Obligations constituting fees and usual and customary expenses owed to Lender;
                              (iii) Third, to the payment of accrued interest on the Term Loan due and owing Lender;
                              (iv) Fourth, to the payment of principal in respect of the Term Loan;
                              (v) Fifth, to the payment of all remaining outstanding Obligations (including indemnities and other amounts), to be applied by Lender; and
                              (vi) Sixth, to the extent that any “proceeds” (as defined in the UCC) remain after the full payment in cash of amounts set forth in clauses (i) through (v) above, to Borrower or as required by applicable Governmental Rules.
ARTICLE VIII.
Miscellaneous
          8.1 Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.
          8.2 Expenses; Indemnity.
                    (a) Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by (i) Lender in connection with the preparation of this Agreement and the other Loan Documents, the administration of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination and the reasonable fees, disbursements and the charges for counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or (ii) Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, in connection with the Term Loan made hereunder, including the reasonable fees, charges and disbursements of the Independent Consultants, and attorneys for Lender.
                    (b) Borrower agrees to indemnify Lender and its respective directors, trustees, officers, employees, affiliates, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Term Loan or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result (x) primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction or (y) from a claim brought by Borrower or any Affiliate against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such other Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Subject to and without limiting the generality of the foregoing sentence, Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim to the extent related in any way to Borrower, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of Borrower, or, to the extent related in any way to Borrower, any property at which Borrower has sent Hazardous Materials for treatment, storage or disposal; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, as determined by the final judgment of a court of competent jurisdiction. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender Party. All amounts due under this Section shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. No Indemnitee shall be liable for, and Borrower hereby agrees not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Loan Documents, the Transactions, any of the transactions contemplated in the Loan Documents or the actual or proposed use of the proceeds of the Term Loan.
          8.3 Right of Set-Off. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing Lender to or for the credit or the account of Borrower, against any and all obligations of Borrower, now or hereafter existing under this Agreement or any other Loan Document held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that Lender may have.
          8.4 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile transmission or electric transmission in “.PDF” or comparable format shall be as effective as delivery of a manually signed original.
          8.6 Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.
          8.7 Consent to Loan Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.
          8.8 Governing Law; Choice of Venue. THIS AGREEMENT WILL BE GOVERNED BY FEDERAL LAW APPLICABLE TO LENDER AND, TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS. THIS AGREEMENT HAS BEEN ACCEPTED BY LENDER IN THE STATE OF CALIFORNIA. IF THERE IS A LAWSUIT, BORROWER AGREES UPON LENDER’S REQUEST TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE COURTS OF LOS ANGELES COUNTY, STATE OF CALIFORNIA.
          8.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          8.10 No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, shall constitute a waiver of any of Lender’s rights or of Borrower’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.
          8.11 Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by facsimile (unless otherwise required by law), one (1) business day after deposit with a nationally recognized overnight courier, or, if mailed, three (3) business days after deposit in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address.
          8.12 Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.
          8.13 Successors and Assigns. All covenants and agreements by or on behalf of any party to this Agreement or any other Loan Documents shall bind such party’s successors and assigns and shall inure to the benefit of the successors and assigns of the other parties hereto. Borrower shall not, however, have the right to assign Borrower’s rights under this Agreement or any interest therein, without the prior written consent of Lender, and any attempted assignment or transfer by Borrower without such consent shall be null and void.

          8.14 Survival of Representations, Warranties and Covenants. Borrower understands and agrees that in making the Term Loan, Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Loan Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the making of the Term Loan and delivery to Lender of the Loan Documents, shall be continuing in nature, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur; provided, that the expense reimbursement and indemnification obligations Borrower contained herein shall survive the payment in full of the principal and interest and all other Obligations hereunder and the termination of this Agreement.
          8.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.
          8.16 Time is of the Essence. Time is of the essence in the performance of this Agreement.
          8.17 U.S.A. Patriot Act. Lender hereby notifies Borrower that, pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the U.S.A. Patriot Act.
[Remainder of page intentionally blank; signature page follows this page]

          BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS TERM LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS AS OF THE DATE FIRST SET FORTH ABOVE.

BORROWER:

SOLAR TAX PARTNERS 2, LLC a California limited liability company

By:	Solar Power, Inc.
a California corporation
its Manager

By:	/s/ Jeffrey G. Winzeler

Jeffrey G. Winzeler, CFO

LENDER:

EAST WEST BANK

By:	/s/ Jacky To

Authorized Signer
[Signature Page to Term Loan Agreement]

Annex 1
Defined Terms
          “Additional Major Project Contract” shall mean each Major Project Contract or other Project Contract entered into by, or assigned to, Borrower subsequent to the Closing Date.
          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” shall have the meaning assigned to such term in the introductory paragraph of this agreement.
          “Annual Operating Budget” shall have the meaning assigned to such term in Section 5.5(a).
          “Anti-Terrorism Laws” shall mean (a) the U.S.A. Patriot Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and (c) any other laws relating to terrorism or money laundering.
          “Base Case Projections” shall mean the projections of Borrower’s operating results for the Project (over a period ending no sooner than the date that is nine (9) years after the Placed in Service Date) delivered to Lender on the Closing Date.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
          “Borrower Accounts” shall have the meaning assigned to such term in the Depositary Agreement.
          “Borrower Operating Agreement” shall mean the Limited Liability Company Operating Agreement of Borrower, as amended from time to time.
          “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in San Diego, California are authorized or required by law to remain closed.
          “Capital Expenditures” shall mean expenditures (including the aggregate amount of Capital Lease Obligations) made by Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding any such expenditures that are paid out of Insurance Proceeds).
          “Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Cash Grant” shall mean, with respect to the Project, a United States Treasury Department cash grant in lieu of the available renewable energy tax credits pursuant to Section 48 of the Internal Revenue Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009 and the Cash Grant Guidance.
          “Cash Grant Application” shall mean the complete application of Borrower for the Cash Grant with respect to the Project, together with any exhibits, schedules, attachments, reports or other documents filed with such application, and any supplemental information and filings and associated required registrations.
          “Cash Grant Guidance” shall mean Section 1603 of the American Recovery and Reinvestment Act of 2009 and the United States Treasury Department’s program guidance publication entitled “Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009,” dated July 2009 and revised in March of 2010, as the same may be amended or supplemented, and any other guidance, instructions or terms and conditions published or issued by the United States Treasury Department in respect of the subject cash grants or any application therefor.
          “Change in Law” shall mean (a) the adoption of any law, rule, treaty or regulation by any Governmental Authority after the Closing Date, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date.
          “Change of Control” shall mean the occurrence of any of the following: at any time, (a) the failure of Managing Member to directly own 100% of the outstanding Equity Interests in Borrower or (b) the failure of the Managing Member to be the “Managing Member” of Borrower.
          “Charges” shall have the meaning assigned to such term in Section 8.15.
          “Closing Date” shall mean the date on which the conditions set forth in Section 4.1 shall have been satisfied or waived by Lender.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all collateral pledged, or in respect of which a Lien is granted, pursuant to the Security Documents.
          “Commitment” shall mean the commitment of Lender to make the Term Loan.
          “Condemnation Proceeds” shall have the meaning assigned to such term in the Depositary Agreement.
          “Contractor” shall mean Solar Power, Inc., a California corporation.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Debt Service” shall mean, for any period, the sum of all scheduled interest, scheduled principal, premiums (if any) and fees payable to any Lender Party during such period in respect of all Indebtedness of Borrower.
          “Debt Service Reserve Account” shall have the meaning assigned to such term in the Depositary Agreement.
          “Deed of Trust” shall mean the Easement Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, made by Borrower in favor of Lender.
          “Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
          “Depositary Agreement” shall mean the Depositary Agreement, dated as of the Closing Date, by and among Borrower and Lender.
          “Discharge Date” shall mean the date on which this Agreement shall have terminated (other than those provisions which shall survive such termination under Section 8.15), the Commitment shall have been terminated or fully utilized and the principal of and interest on the Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash (other than unasserted contingent payment obligations that by their nature survive termination of the Loan Documents).
          “Disqualified Person” shall mean (a) any Federal, State, or local government (or any political subdivision, agency, or instrumentality thereof); (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code; (c) any entity referred to in paragraph (4) of section 54(j) of the Code; (d) any Person who is not a “United States person” as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign pass-through entity), unless such Person is a foreign person or entity that is subject to United States federal income tax on more than 50% of the gross income for the taxable year derived by such Person from Borrower; and (e) any partnership or other Pass-Through Entity (including a single-member disregarded entity) other than a real estate investment trust as defined in Section 856(a) of the Code or a cooperative organization described in Section 1381(a) of the Code, any partner (or other holder of an equity or profits interest) of which is a Disqualified Person; provided, that, if, and to the extent, the definition of Disqualified Person under Section 1603(g) of the American Recovery and Reinvestment Act of 2009 or the Cash Grant Guidance is changed after the Closing Date, this definition of Disqualified Person shall be interpreted to conform to such change, as of the effective date of such change.
          “Distribution Conditions” shall have the meaning assigned to such term in the Depositary Agreement.
          “Dollars” or “$” shall mean lawful money of the United States of America.
          “Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.
          “Environmental Attributes” shall mean any and all, emissions reduction credits, emission offsets, and tradeable emission allowances, howsoever entitled, under any present or future federal, state or local law, regulation or bill or international or foreign emissions trading program, directly attributable to the generation from the Projects and arising out of: (a) any avoided emissions of pollutants to the air, soil or water such as sulfur dioxide (SO2), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4) and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere; (c) the reporting rights to these avoided emissions such as Green Tag Reporting Rights accruing under Section 1605(b) of The Energy Policy Act of 1992; and (d) any similar credits, offsets, allowances and reporting rights; provided, that in no event shall the term “Environmental Attributes” include the Cash Grants.
          “Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or the release of or human exposure to any Hazardous Material.
          “Environmental Indemnity” shall mean the Hazardous Materials Indemnification Agreement dated as of the Closing Date made by Borrower in favor of Lender.
          “Environmental Law” shall mean all federal, state, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages, and (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state or local counterparts or equivalents.
          “Equity Interests” in any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” shall mean (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan; (b) any failure by any Plan to satisfy the applicable minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in critical or endangered status, within the meaning of Section 305 of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability Borrower; or (j) the occurrence of any other event or condition with respect to a Plan or a Multiemployer Plan with respect to which Borrower is likely to incur material liability other than in the ordinary course.
          “Event of Default” shall have the meaning assigned to such term in Section 7.1.
          “Federal Power Act” shall mean the Federal Power Act, as amended, and FERC’s implementing regulations related thereto.
          “FERC” shall mean the Federal Energy Regulatory Commission, or its successor.
          “Financial Contract” shall mean (1) an agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); or (2) any combination of the foregoing.”
          “Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.
          “Funds Flow Memorandum” shall mean the memorandum, dated _______________, 20__ delivered by Borrower to Lender with respect to the disbursement of funds on the Closing Date.
          “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.
          “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
          “Governmental Rule” shall mean, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.
          “Hazardous Materials” shall mean any substance that is regulated or could reasonably be expected to lead to liability under any Environmental Law, including, but not limited to, all pollutants, contaminants, chemicals, hazardous or toxic wastes, materials or substances and constituents, explosive or radioactive substances, petroleum or petroleum distillates, asbestos in any form that is or could reasonably be expected to become friable or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, all as defined or regulated under any applicable Environmental Law.
          “Hedging Agreement” shall mean any prepaid Power purchase or sale agreement, or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
          “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 90 days after the incurrence thereof), (e) any obligation, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person by such Person, (f) all Capital Lease Obligations of such Person, (g) all outstanding Hedging Agreements, and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit, surety bonds or similar arrangements and (ii) in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.
          “Indemnitee” shall have the meaning assigned to such term in Section 8.2(b).
          “Independent Consultants” shall mean the Independent Engineer, and the Insurance Consultant.
          “Independent Engineer” shall mean a nationally recognized engineering consultant approved by Lender and, so long as no Event of Default shall have occurred and is continuing, reasonably satisfactory to Borrower.
          “Independent Engineer Report” shall mean the series of reports for the Project, delivered by the Independent Engineer and including all exhibits, appendices and any other attachments thereto.
          “Information” shall have the meaning assigned to such term in Section 3.5.
          “Insurance Consultant” shall mean a nationally recognized insurance consultant selected Lender and, so long as no Event of Default shall have occurred and is continuing, reasonably satisfactory to Borrower.
          “Insurance Proceeds” shall have the meaning assigned to such term in the Depositary Agreement.
          “Interconnection Agreement” shall mean the interconnection agreement executed May 26, 2010 by and between Borrower and Site Host.
          “Interest Rate Derivative Documentation” shall mean each trade confirmation, and the international swaps and derivative association master and schedule agreements executed in connection with the Indebtedness”
          “Interest Rate Floor” shall have the meaning assigned to such term in Section 2.6(a).
          “Knowledge” or “Borrower’s Knowledge” shall mean the actual knowledge of any member, manager, officer or director of Borrower or Managing Member, or any replacement member, manager, officer or employee Borrower, Managing Member, or any of their Affiliates with a similar scope of duties with respect to the Projects.
          “Legal Requirements” shall mean, as to any Person, any requirement under a Permit, and any Governmental Rules, in each case, applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.
          “Lender” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement, the Security Documents, the promissory note issued pursuant to Article II, the Environmental Indemnity and any other agreement, letter agreement or similar document entered into by or for the benefit of Lender, on the one hand, and Borrower or one or more Affiliates of Borrower, on the other hand, in connection with the transactions expressly contemplated by this Agreement.
          “MW” shall mean megawatts.
          “Major Project Contract Counterparty” shall mean any counterparty to Borrower under a Major Project Contract.
          “Major Project Contracts” shall mean the following: (a) the PPA; (b) the Site Agreement; (c) the O&M Contract; (d) the Interconnection Agreement, (e) the PBI Agreement, and (f) each Additional Major Project Contract of substantially the same type and materiality as the Major Project Contracts specified in any of clauses (a) through (e) above (including any Replacement Major Project Contract for any Major Project Contract specified in clauses (a) through (e) above) executed after the Closing Date.
          “Managing Member” shall refer to Solar Power, Inc., a California corporation.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of Borrower, (b) the ability of Borrower to fully and timely perform its respective material obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of the Loan Documents against Borrower party thereto, or (d) the material rights and remedies available to, or conferred upon, Lender under any Loan Documents.
          “Material Warranty” shall mean a warranty with respect to a material component comprising, or a material service performed with respect to, the Project.
          “Maturity Date” shall mean the ninth anniversary of the Closing Date.
          “Maximum Rate” shall have the meaning assigned to such term in Section 8.15.
          “Monthly Payment Date” shall mean the first day of each calendar month.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
          “Necessary Capital Expenditures” shall mean all Capital Expenditures certified in writing by Borrower (and, if in excess of $25,000 for any Capital Expenditures or series of related Capital Expenditures, confirmed in writing by the Independent Engineer) to be reasonably necessary to permit Borrower to maintain and operate its respective assets and properties (including the Project) in accordance with Legal Requirements and Prudent Industry Practices (but only such Capital Expenditures as are required to satisfy such Legal Requirements and Prudent Industry Practices).
          “Necessary Project Permit” shall mean, as of any date of determination, with respect to the Project, any Permit (including any environmental, regulatory or other permit or approval) that is (a) necessary to be obtained by or on behalf of Borrower at such time in light of the stage of development, construction, expansion or operation of the Project to enable Borrower to construct, test, operate, maintain, repair, own its interest in, or use the Project as contemplated by the Transaction Documents, sell Power from such Project, enter into any Transaction Document or consummate and/or perform any of the Transactions or any obligation contemplated hereby or thereby, or (b) listed as such on Schedule 3.20.

          “O&M Contract” shall mean that certain Operations and Maintenance Agreement dated as of December 11, 2009, between Borrower and Contractor as amended by the Amendment to Operations and Maintenance Agreement dated as of May 31, 2011, including any amendments thereto in accordance with this Agreement.
          “O&M Costs” shall mean all actual cash operation and maintenance costs relating to the Project or any applicable Necessary Project Permit held by Borrower, or required by any Legal Requirement (but only such costs as are required to satisfy such Legal Requirement), incurred and paid by Borrower for the Project in any particular calendar or fiscal year or other period to which said term is applicable. Notwithstanding the foregoing “O&M Costs” shall not include (i) distributions of any kind to any Affiliate of Borrower, (ii) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (iii) Capital Expenditures, (iv) payments for restoration or repair of the Projects following a Casualty/Condemnation Event in accordance with the terms of the Depositary Agreement, and (v) interest charges and charges for the payment or amortization of principal of Indebtedness of Borrower.
          “Obligations” shall mean all amounts owing to Lender pursuant to the terms of this Agreement or any other Loan Document, including but not limited to all collection costs and legal expenses related thereto permitted by law, attorneys’ fees, arising from any and all debts, liabilities and obligations of every nature or form, now existing or hereafter arising or acquired, any present or future judgments against Borrower or any Guarantor, future advances, Term Loan or transactions that renew, extend, modify, refinance, consolidate or substitute these debts, liabilities and obligations whether: voluntarily or involuntarily incurred; due or to become due by their terms or acceleration; absolute or contingent; liquidated or unliquidated; determined or undetermined; direct or indirect; primary or secondary in nature or arising from a guaranty or surety; secured or unsecured; joint or several or joint and several; evidenced by a negotiable or non-negotiable instrument or writing; originated by Lender or another or others; barred or unenforceable against Borrower or any guarantor for any reason whatsoever; for any transactions that may be voidable for any reason); and originated then reduced or extinguished and then afterwards increased or reinstated.
          “Organic Documents” shall mean, with respect to any Person, as applicable, its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any such Person’s partnership interests, limited liability company interests or authorized shares of capital stock.
          “Pass-Through Entity” shall mean an entity that is properly treated for U.S. federal and applicable state, local and foreign income and franchise Tax purposes as (a) disregarded as an entity separate from its owner or (b) a partnership.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “PBI Agreement” shall mean the SMUD Solar Initiative Reservation Request with a preparation date of February 5, 2010 with reference to Reservation Number CP-00467, SMUD Solar Initiative Claim Form with a preparation date of May 25, 2010 with reference to Reservation Number CP-00467, executed by Aerojet, Solar Power Inc., SMUD and Solar Tax Partners 2, LLC; and the SMUD Solar Initiative Claim form dated May 25, 2010 with reference to Reservation Number CP-00467.
          “PBI Payments” mean the payments to be made to Borrower by SMUD pursuant to the PBI Agreement.
          “Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Governmental Rule (including those required to interconnect the Project to the applicable transmission grid).
          “Permitted Debt” shall mean, with respect to Borrower: (a) Indebtedness not exceeding $50,000 in the aggregate at any time outstanding; (b) trade or other similar Indebtedness incurred in the ordinary course of business (but not for borrowed money) that is (i) not more than 90 days past due or (ii) being contested in good faith and by appropriate proceedings; (c) contingent liabilities permitted pursuant to Section 6.1; and (d) Indebtedness incurred under the Loan Documents.
          “Permitted Investments” shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding one year; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $1,000,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (c) fully secured repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than one year after the date of creation, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P; (e) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (d) above; (f) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000; and (g) cash.
          “Permitted Liens” shall mean: (a) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the construction, operation and maintenance of the Project, so long as such Liens (i) (A) do not in the aggregate materially detract from the value of the property or assets to which they are attached or materially impair the construction or use thereof or (B) are for amounts not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, and (ii) do not involve any substantial danger of the sale, forfeiture or loss of the Project, title thereto or any interest therein; (b) easements, rights-of-way, restrictions (including zoning restrictions), trackage rights, minor defects or irregularities in title, restrictions on use of real property and other similar encumbrances or liens that, in the aggregate, are not substantial in amount and do not materially interfere with the value or use, or are useful to the operation, of the Real Property to which such Lien is attached; (c) rights reserved for or vested in any municipality or Governmental Authority to control or regulate the use of the Real Property or to use the Real Property in any manner, including zoning and land use regulations; (d) Liens in connection with or evidenced by Permitted Debt described in clause (b) in the definition thereof (to the extent such Liens attach only to the assets subject to the respective capital lease); (e) Liens created pursuant to the Security Documents; (vi) Liens for any Tax to the extent the requirements of Section 5.9 are satisfied with respect to such Tax; (f) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $25,000 in the aggregate for Borrower at any time outstanding; (g) involuntary Liens as contemplated by the Transaction Documents (including a lien of an attachment, judgment or execution) securing a charge or obligation on Borrower’s property, either real or personal, whether now or hereafter owned (i) in the aggregate sum of less than $25,000 in the aggregate for Borrower at any time outstanding or (ii) which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (h) Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and (i) all Liens of record as of the Closing Date.
          “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
          “Placed in Service Date” shall mean the date on which the Project is treated as “placed in service” under and in accordance with the Cash Grant Guidance.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Power” shall mean electric energy and related products, including capacity and ancillary services; provided however, that the term “Power” shall specifically exclude any items included in the definition of Environmental Attributes.
          “PPA” shall mean that certain Power Purchase Agreement dated November 10, 2009 between Borrower (as assignee of Solar Power, Inc.) and Site Host, as amended.
          “Prime Rate” shall mean the rate of interest published from time to time by The Wall Street Journal as the “prime rate”.
          “Project” shall mean the approximately 2.4 MW solar photovoltaic project located in Rancho Cordova, California and owned by Borrower.
          “Project Contracts” shall mean, with respect to the Project, the Major Project Contracts and each other contract or agreement related to the development, construction, acquisition, operation, maintenance, management, administration, ownership or use of the Project, the sale of Power or Environmental Attributes therefrom, the provision of services therefor and Real Property rights and interests relating to the Project, in each case, entered into by, or assigned to, Borrower or any other Person.
          “Project Damages” shall have the meaning assigned to such term in the Depositary Agreement.
          “Project Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Project.
          “Project Revenues” shall mean all revenues, payments, cash and proceeds from whatever source received by or on behalf of Borrower, including (without duplication) payments received pursuant to any Project Contract, excluding (i) Insurance Proceeds (other than business interruption insurance proceeds and delayed start insurance proceeds), (ii) Condemnation Proceeds, (iii) Project Damages, (iv) Loan proceeds, and (v) any other non-recurring receipts properly classified as such on the balance sheet of Borrower in conformity with GAAP.
          “Projections” shall mean the projections, budgets or estimates and any forward-looking statements (including the Base Case Projections and each Annual Operating Budget) furnished to Lender by, or as directed by, Borrower prior to the Closing Date.
          “Prudent Industry Practices” shall mean, with respect to the Project, those practices, methods and acts, as they may change from time to time, that (a) are commonly used to own, manage, operate and maintain distributed solar energy generating facilities and associated facilities of the type that are similar to the Project, safely, reliably and efficiently and in compliance with applicable Legal Requirements, manufacturers’ warranties and manufacturers’ recommendations and (b) are consistent with the exercise of the reasonable judgment, skill, diligence, foresight and care expected of a distributed solar energy generating facility operator in order to efficiently accomplish the desired result consistent with safety standards, applicable Legal Requirements, manufacturers’ warranties, manufacturers’ recommendations and the Project Contracts, in each case, taking into account the location of the Project, including climatic, environmental and general conditions.
          “PUHCA” shall mean the Public Utility Holding Company Act of 2005, as amended, and FERC’s implementing regulations related thereto.
          “PURPA” shall mean Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s implementing regulations related thereto.
          “QF” shall mean a “qualifying small power production facility” (as such term is defined under PURPA).
          “Real Property” shall mean all right, title and interest of Borrower in and to any and all parcels of real property owned, leased, licensed or operated by Borrower, including Borrower’s easement interest in the Site Property, together with all of Borrower’s interests in all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

          “Recapture Event” shall mean any recapture, reduction, loss, disallowance or requirement to repay any Cash Grant.
          “Recapture Liabilities” shall mean, with respect to a Recapture Event, liabilities associated with such Recapture Event or other amounts assessed by the United States Treasury Department in respect thereof.
          “Recapture Period” shall mean, with respect to each Project, the period commencing on the Placed in Service Date for such Project and ending on the fifth anniversary thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into or onto or through the Environment.
          “Replacement Major Project Contract” shall mean any Additional Major Project Contract entered into in replacement of a Major Project Contract, as certified to Lender by a Responsible Officer of Borrower, (a) which has economic terms which are, taken as a whole, substantially similar to or more favorable to Borrower and substantially similar or more favorable non-economic terms, taken as a whole, as the Major Project Contract being replaced, and (b) with a counterparty (or a guarantor of such counterparty’s obligations) having substantially similar or better creditworthiness and experience as the Major Project Contract Counterparty being replaced.
          “Required Debt Service Reserve Amount” shall have the meaning ascribed to such term in the Depositary Agreement.
          “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
          “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in, or subordinated Indebtedness of Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in, or subordinated Indebtedness of, Borrower or any option, warrant or other right to acquire any such Equity Interest in, or subordinated Indebtedness of, Borrower.
          “S&P” shall mean Standard & Poor’s Ratings Group, Inc.
          “Secured Obligations” shall mean, without duplication: (a) all Indebtedness, loans, advances, debts, liabilities and all other obligations (including the Obligations), howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Loan Documents, including all interest, fees (loan fees), charges, expenses, attorneys’ fees and accountants fees chargeable to Borrower or payable by Borrower thereunder or hereunder; (b) any and all sums advanced by Lender in order to preserve the Collateral or preserve its security interest in the Collateral; and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clause (a) and (b) above, after an Event of Default shall have occurred and be continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by Lender of its rights under the Security Documents, together with any necessary attorneys’ fees and court costs.
          “Securities Act” shall mean the Securities Act of 1933, as amended.

          “Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among Borrower and Lender.
          “Security Documents” shall mean the Security Agreement, the Deed of Trust, the Depositary Agreement, and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing.
          “Site Agreement” shall mean that certain Easement Agreement dated as of November 10, 2009, made by and between Site Host and Borrower related to an easement in gross covering certain real property in connection with the Project, as evidenced by that certain Amended and Restated Memorandum of Easement dated May 25, 2010, as the same may be amended from time to time in accordance with this Agreement.
          “Site Host” shall mean Aerojet-General Corporation, an Ohio corporation.
          “Site Property” shall mean the Real Property upon which the Project is located and all other Real Property to which access is required for the operation and maintenance of the Project.
          “SMUD” shall mean Sacramento Municipal Utility District.
          “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.
          “Tax Credits” shall have the meaning assigned to such term in Section 6.20.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, fees, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed, levied, withheld, collected or assessed by any Governmental Authority and any and all interest, penalties, fines and additions related thereto.
          “Term Loan” shall have the meaning assigned to such term in Section 2.1.
          “Transaction Documents” shall mean the Loan Documents and the Major Project Contracts.
          “Transactions” shall mean (a) the execution, delivery and performance by Borrower of the Loan Documents to which it is a party, (b) the borrowings and guarantees under the Loan Documents and the use of proceeds of such borrowings, (c) the granting of the Liens pursuant to the Security Documents, and (d) any other transactions entered into by Borrower in connection with the foregoing, to the extent permitted under the Loan Documents.
          “U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
          “U.S.A. Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).
          “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
          “Variable Interest Rate” shall have the meaning assigned to such term in 2.6(a).
          “Voluntary Equity Contributions” shall mean any documented voluntary, unconditional cash equity contributions made by the Managing Member (or any direct or indirect Subsidiary of the Managing Member) to Borrower, which shall include any amount available for distribution by Borrower in accordance with this Agreement and the Depositary Agreement that such Person causes to be applied as a voluntary, unconditional cash equity contribution to Borrower (and documents such contribution).

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Schedule 2.2
Schedule of Payments
Borrower shall make fixed principal payments as provided in this Schedule 2.2. Interest on this Term Loan is variable and based on the Prime Rate plus 1.25% as provided in the Loan Agreement.
East West Bank

Trade Reference: 8247564

Payment	Payment		Amort
Begin	End	Notional	Amt
6/1/2011	7/1/2011	4,500,000.00	31,517.00
7/1/2011	8/1/2011	4,468,483.00	31,517.00
8/1/2011	9/1/2011	4,436,966.00	31,517.00
9/1/2011	10/1/2011	4,405,449.00	31,517.00
10/1/2011	11/1/2011	4,373,932.00	31,517.00
11/1/2011	12/1/2011	4,342,415.00	31,517.00
12/1/2011	1/1/2012	4,310,898.00	31,517.00
1/1/2012	2/1/2012	4,279,381.00	31,517.00
2/1/2012	3/1/2012	4,247,864.00	31,517.00
3/1/2012	4/1/2012	4,216,347.00	31,517.00
4/1/2012	5/1/2012	4,184,830.00	31,517.00
5/1/2012	6/1/2012	4,153,313.00	31,517.00
6/1/2012	7/1/2012	4,121,796.00	33,892.00
7/1/2012	8/1/2012	4,087,904.00	33,892.00
8/1/2012	9/1/2012	4,054,012.00	33,892.00
9/1/2012	10/1/2012	4,020,120.00	33,892.00
10/1/2012	11/1/2012	3,986,228.00	33,892.00
11/1/2012	12/1/2012	3,952,336.00	33,892.00
12/1/2012	1/1/2013	3,918,444.00	33,892.00
1/1/2013	2/1/2013	3,884,552.00	33,892.00
2/1/2013	3/1/2013	3,850,660.00	33,892.00
3/1/2013	4/1/2013	3,816,768.00	33,892.00
4/1/2013	5/1/2013	3,782,876.00	33,892.00
5/1/2013	6/1/2013	3,748,984.00	33,892.00
6/1/2013	7/1/2013	3,715,092.00	36,150.00
7/1/2013	8/1/2013	3,678,942.00	36,150.00
8/1/2013	9/1/2013	3,642,792.00	36,150.00
9/1/2013	10/1/2013	3,606,642.00	36,150.00
10/1/2013	11/1/2013	3,570,492.00	36,150.00
11/1/2013	12/1/2013	3,534,342.00	36,150.00
12/1/2013	1/1/2014	3,498,192.00	36,150.00
1/1/2014	2/1/2014	3,462,042.00	36,150.00

Schedule 2.2

Payment	Payment		Amort
Begin	End	Notional	Amt
2/1/2014	3/1/2014	3,425,892.00	36,150.00
3/1/2014	4/1/2014	3,389,742.00	36,150.00
4/1/2014	5/1/2014	3,353,592.00	36,150.00
5/1/2014	6/1/2014	3,317,442.00	36,150.00
6/1/2014	7/1/2014	3,281,292.00	38,515.00
7/1/2014	8/1/2014	3,242,777.00	38,515.00
8/1/2014	9/1/2014	3,204,262.00	38,515.00
9/1/2014	10/1/2014	3,165,747.00	38,515.00
10/1/2014	11/1/2014	3,127,232.00	38,515.00
11/1/2014	12/1/2014	3,088,717.00	38,515.00
12/1/2014	1/1/2015	3,050,202.00	38,515.00
1/1/2015	2/1/2015	3,011,687.00	38,515.00
2/1/2015	3/1/2015	2,973,172.00	38,515.00
3/1/2015	4/1/2015	2,934,657.00	38,515.00
4/1/2015	5/1/2015	2,896,142.00	38,515.00
5/1/2015	6/1/2015	2,857,627.00	38,515.00
6/1/2015	7/1/2015	2,819,112.00	41,064.00
7/1/2015	8/1/2015	2,778,048.00	41,064.00
8/1/2015	9/1/2015	2,736,984.00	41,064.00
9/1/2015	10/1/2015	2,695,920.00	41,064.00
10/1/2015	11/1/2015	2,654,856.00	41,064.00
11/1/2015	12/1/2015	2,613,792.00	41,064.00
12/1/2015	1/1/2016	2,572,728.00	41,064.00
1/1/2016	2/1/2016	2,531,664.00	41,064.00
2/1/2016	3/1/2016	2,490,600.00	41,064.00
3/1/2016	4/1/2016	2,449,536.00	41,064.00
4/1/2016	5/1/2016	2,408,472.00	41,064.00
5/1/2016	6/1/2016	2,367,408.00	41,064.00
6/1/2016	7/1/2016	2,326,344.00	43,853.00
7/1/2016	8/1/2016	2,282,491.00	43,853.00
8/1/2016	9/1/2016	2,238,638.00	43,853.00
9/1/2016	10/1/2016	2,194,785.00	43,853.00
10/1/2016	11/1/2016	2,150,932.00	43,853.00
11/1/2016	12/1/2016	2,107,079.00	43,853.00
12/1/2016	1/1/2017	2,063,226.00	43,853.00
1/1/2017	2/1/2017	2,019,373.00	43,853.00
2/1/2017	3/1/2017	1,975,520.00	43,853.00
3/1/2017	4/1/2017	1,931,667.00	43,853.00
4/1/2017	5/1/2017	1,887,814.00	43,853.00
5/1/2017	6/1/2017	1,843,961.00	43,853.00
6/1/2017	7/1/2017	1,800,108.00	46,755.00

Schedule 2.2

Payment	Payment		Amort
Begin	End	Notional	Amt
7/1/2017	8/1/2017	1,753,353.00	46,755.00
8/1/2017	9/1/2017	1,706,598.00	46,755.00
9/1/2017	10/1/2017	1,659,843.00	46,755.00
10/1/2017	11/1/2017	1,613,088.00	46,755.00
11/1/2017	12/1/2017	1,566,333.00	46,755.00
12/1/2017	1/1/2018	1,519,578.00	46,755.00
1/1/2018	2/1/2018	1,472,823.00	46,755.00
2/1/2018	3/1/2018	1,426,068.00	46,755.00
3/1/2018	4/1/2018	1,379,313.00	46,755.00
4/1/2018	5/1/2018	1,332,558.00	46,755.00
5/1/2018	6/1/2018	1,285,803.00	46,755.00
6/1/2018	7/1/2018	1,239,048.00	49,960.00
7/1/2018	8/1/2018	1,189,088.00	49,960.00
8/1/2018	9/1/2018	1,139,128.00	49,960.00
9/1/2018	10/1/2018	1,089,168.00	49,960.00
10/1/2018	11/1/2018	1,039,208.00	49,960.00
11/1/2018	12/1/2018	989,248.00	49,960.00
12/1/2018	1/1/2019	939,288.00	49,960.00
1/1/2019	2/1/2019	889,328.00	49,960.00
2/1/2019	3/1/2019	839,368.00	49,960.00
3/1/2019	4/1/2019	789,408.00	49,960.00
4/1/2019	5/1/2019	739,448.00	49,960.00
5/1/2019	6/1/2019	689,488.00	49,960.00
6/1/2019	7/1/2019	639,528.00	53,293.00
7/1/2019	8/1/2019	586,235.00	53,293.00
8/1/2019	9/1/2019	532,942.00	53,293.00
9/1/2019	10/1/2019	479,649.00	53,293.00
10/1/2019	11/1/2019	426,356.00	53,293.00
11/1/2019	12/1/2019	373,063.00	53,293.00
12/1/2019	1/1/2020	319,770.00	53,293.00
1/1/2020	2/1/2020	266,477.00	53,293.00
2/1/2020	3/1/2020	213,184.00	53,293.00
3/1/2020	4/1/2020	159,891.00	53,293.00
4/1/2020	5/1/2020	106,598.00	53,293.00
5/1/2020	6/1/2020	53,305.00	53,305.00

Schedule 2.2

Schedule 3.6
Litigation and Claims
None
Schedule 3.6

Schedule 3.8
Major Project Contracts
PPA
Site Agreement
O&M Contract
Interconnection Agreement
PBI Agreement
Schedule 3.8

Schedule 3.15
Hazardous Materials
All matters disclosed in that (i) certain letter from the United States Environmental Protection Agency dated April 30, 2009, addressed to Aerojet, regarding Aerojet Partial Consent Decree, Paragraph 11(E) Notice, (2) that certain Partial Consent Decree affecting Aerojet General Corporation’s Sacramento facility, entered on June 23, 1989, in consolidated actions United States v. Aerojet-General Corporation and State of California v. Aerojet-General Corporation, Case Numbers CIVS 86-0063-EJG and CIVS 86-0064-EJG, in the United States District Court, Eastern District, California, as amended from time to time, and (3) that certain Stipulation and Order Modifying Partial Consent Decree, filed on April 15, 2002, in consolidated actions United States v. Aerojet-General Corporation and State of California v. Aerojet-General Corporation, Case Numbers CIVS 86-0063-EJG and CIVS 86-0064-EJG, in the United States District Court, Eastern District, California, as amended from time to time.
Schedule 3.15

Schedule 3.18
Collateral Filings
1.	Filing of UCC1 Financing Statement naming Borrower as Debtor and Lender as Secured Party with the office of the California Secretary of State.

2.	Recording of Deed of Trust.
Schedule 3.18

Schedule 3.19
Permits
Schedule 3.19

Schedule 3.20
Governmental Approvals
None.
Schedule 3.21

Schedule 3.22
Sufficiency of Assets
None.
Schedule 3.23

Schedule 3.26
Affiliate Transactions
None.
Schedule 3.26

Schedule 3.27
Regulatory Matters
None.
Schedule 3.27

Schedule 5.8
Insurance
BORROWER
1.	Commercial General Liability Insurance — includes bodily injury, property damage and personal injury coverage in the amount not less than $1,000,000 per occurrence/$2,000,000 general aggregate, on a per project aggregate basis, with a maximum deductible of $10,000. In addition, an Umbrella/Excess Liability Policy is required in the amount of $5,000,000.

2.	Property Insurance — “All Risk” Property Insurance in an amount equal or exceeding the greater of (i) the coverage required by the Borrower Operating Agreement and (ii) the capitalized tax basis of the Project that includes an agreed-value clause or no-coinsurance provision, and Business Income/Rent Loss Coverage in an amount equal to actual loss sustained or minimum 12 months’ gross income/rents. Maximum deductible of $25,000 per location, $10,000 for any one “loss”.
REQUIRED FORMAT:
•	Insurance coverage must be evidenced by certificates of insurance, on either ACORD Form 27 for property insurance and ACORD Form 25 for liability, or form ACORD 75s for combined property and liability insurance. Copies of the insurance policies must follow within 90 days of closing.

•	Policies must be written with an A.M. Best rated company of “A VIII” or better

•	Cancellation clause should state the policy will not be cancelled or non-renewed without 30 days prior written notice to the certificate holders (may be 10 days prior written notice for non-payment of premium only)

•	Policy coverage amounts, deductibles and policy expiration dates (term cannot be less than one year) for each type of insurance must be shown on the certificate

•	Provide annual premium amount and/or evidence of premium payment

Certificates must name East West Bank as additional insured and loss payee.
Schedule 5.8

EXHIBIT A
Form of Note
PROMISSORY NOTE

$4,500,000.00	May 31, 2011
          FOR VALUE RECEIVED, the undersigned, SOLAR TAX PARTNERS 2, LLC, a California limited liability company (“Borrower”), hereby unconditionally promises to pay to EAST WEST BANK (“Lender”) or its registered assigns at the office specified in the Loan Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds the principal amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00). Borrower further agrees to pay interest in like money at such office specified in the Loan Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Loan Agreement.
          This note (a) is the “Note” referred to in Term Loan Agreement, dated as of May 31, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Borrower and Lender, (b) is subject to the provisions of the Loan Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Loan Agreement. Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
          Borrower shall make all payments of principal and interest required by the Loan Agreement.
          All sums due under this Note, both principal and interest, if not sooner paid, shall be due and payable on the Maturity Date.
          The interest rate on this Note will not be less than 6.00% per annum (“Interest Rate Floor”). Notwithstanding the foregoing, if the Borrower and Lender now or hereafter enter into a rate swap agreement in connection with this Note, then for the duration of such Financial Contract, the Interest Rate Floor will not apply to so much of the principal balance of this Note as is equal to the notional amount of such Financial Contract. The interest rate on this Note will not be more than the maximum rate allowed by applicable law.
          The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the daily Wall Street Journal Prime Rate, as quoted in the “Money Rates” column of The Wall Street Journal (Western Edition), rounded to two decimal places, all as determined by Lender (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will inform Borrower of the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day.
          This note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this note in respect thereof.
          Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.
          All parties now and hereafter liable with respect to this note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Loan Agreement.

Exhibit A-1

          NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE LOAN AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF THE LOAN AGREEMENT.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.
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Exhibit A-2

SOLAR TAX PARTNERS 2, LLC a California limited liability company
By:	Solar Power, Inc.
a California corporation
its Manager

By:
Jeffrey G. Winzeler, CFO

Exhibit A-3